Exhibit 4.4

THIRD AMENDMENT TO THE

2007 AMENDED AND RESTATED

PUBLIX SUPER MARKETS, INC.

401(k) SMART PLAN

THIS THIRD AMENDMENT to the 2007 Amended and Restated Publix Super Markets, Inc. 401(k) SMART Plan is adopted this 29th day of October, 2010, by Publix Super Markets, Inc. (the “Company”) but is effective as of the 2nd day of October, 2010.

W I T N E S S E T H:

WHEREAS, the Company has previously adopted the Publix Super Markets, Inc. 401(k) SMART Plan, which has been amended and restated from time to time (as amended and restated to date, the “Plan”); and

WHEREAS, pursuant to the terms of the Plan, the Company is authorized and empowered to amend the Plan further; and

WHEREAS, the Company has determined that it is advisable and in the best interests of the Participants to amend the Plan further in certain respects.

NOW, THEREFORE, the Plan is hereby amended as follows:

1.	The second paragraph of section 1.35(a)(5) of the Plan is amended to read as follows:

In determining Hours of Service under the foregoing section 1.35(a)(4) and section 1.35(a)(5), Employees determined to be exempt by an Employer or an Affiliate in accordance with the then current employment law shall be credited with Hours of Service pro-rata based on forty-five (45) hours for a full payroll period (one week) with the exception of reduced schedule pharmacist Employees; exempt reduced schedule pharmacist Employees shall be credited with Hours of Service pro-rata based on thirty (30) hours for a full payroll period (one week); non-exempt, hourly-paid, full-time Employees shall be credited with Hours of Service pro-rata based on forty (40) hours for a full payroll period (one week); and non-exempt, hourly-paid, part-time Employees shall be credited with Hours of Service pro-rata based on a full payroll period equal to the average hours worked by the Employee for an Employer or an Affiliate during the fifty-two (52) week payroll period immediately preceding the unpaid period for which Hours of Service are being given hereunder; or in any case in which the Administrator is unable to determine Hours of Service for a non-exempt, hourly-paid, part-time Employee, such Employee shall be credited with Hours of Service pro-rata based on forty (40) hours for a full payroll period. Notwithstanding the preceding, in determining the average hours worked by a non-exempt, hourly-paid, part-time

1.

Employee for an Employer or an Affiliate during the fifty-two (52) week payroll period immediately preceding the unpaid period for which Hours of Service are being given hereunder, hours worked by such Employee shall be deemed to be forty (40) hours for any week ending prior to March 20, 2004.

IN WITNESS WHEREOF, the Company has caused this Third Amendment to be executed this 29th day of October, 2010 by its duly authorized officers.

ATTEST:		PUBLIX SUPER MARKETS, INC.

(CORPORATE SEAL)

By:	/s/ Linda S. Kane	By:	/s/ William E. Crenshaw
	Linda S. Kane, Assistant Secretary		William E. Crenshaw, Chief Executive Officer

2.